UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 1, 2021

Innovative Payment Solutions, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

000-55648	33-1230229
(Commission File Number)	(IRS Employer Identification No.)

19355 Business Center Drive, #9

Northridge, CA 91324

(Address of principal executive offices)

(818) 864-8404

(Registrant’s telephone number, including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2021, the board of directors (the “Board”) of Innovative Payment Solutions, Inc. (the “Company”) appointed Clifford W. Henry and Madisson G. Corbett to the Board. The appointment, which was effective May 3, 2021, means that the size of the Board will be five members.

There are no family relationships between Mr. Henry and any of the Company’s directors or executive officers. Ms. Corbett is the daughter of William Corbett, the Company’s Chief Executive Officer. Neither Mr. Henry nor Ms. Corbett have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K and there were no arrangements or understandings by which they were named as a member of the Board.

Mr. Henry is Chairman and CIO of CWH Associates, an investment management and consulting firm he founded in 1989. CWH is the owner and General Partner of Worthington Growth, LP, one of the earliest thematic focused, research-driven investment funds specializing in small and mid-cap companies. In addition to his investment work, Mr. Henry has served a number of companies as a director or advisor. He is also involved extensively in pro bono work most recently as a Chairman of the Indian River (Florida) Cultural Council and was a founding Chairman of the Board of Trustees of the Clay Art Center in Port Chester New York.

Ms. Corbett has extensive experience in sales and built the sales development organizations at Series A-C tech companies. Ms. Corbett’s career in sales began in San Diego, overseeing global sales and marketing at the top surf wax company in the US. Ms. Corbett then worked at the International Surfing Association, recognized by the International Olympic, Committee and helped introduce surfing to the Olympics in 2020. After her time in San Diego, Ms. Corbett began working for various Y Combinator companies including payroll & benefits platform, Gusto, hiring software, Lever, and mental health start up, Modern Health. Presently, Ms. Corbett works for fintech start-up, Brex.com and has been with the company over the last two years. She built out the entire sales development organization from scratch and oversaw top of funnel production for the Go To Market Team at Brex.com. Ms. Corbett managed the increase of reoccurring annual revenue from $20,000,000 to $100,000,000 in just 18 months and her team accounted for 85% of the net new revenue generated during the period.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 1, 2021, the Board of Directors (the “Board”) of Innovative Payment Solutions, Inc. (the “Company”) amended and restated the Company’s bylaws (the “Bylaws”), effective immediately. The Bylaws include various technical, conforming, modernizing and clarifying changes, including the following new provisions:

Section 2.3 provides that, except as required by statute, special meetings of the stockholders may be called at any time only by (A) the direction of a majority of the Board, (B) the chairperson of the Board, (C) the chief executive officer or (D) the president (in the absence of a chief executive officer). A special meeting of the stockholders may not be called by any other person or persons.

Section 2.4 sets forth advance notice procedures for director nominations and other stockholder business. Stockholders seeking to nominate candidates for election as directors at or bring other business before an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally will have to be delivered to and received at the Company’s principal executive offices before notice of the meeting is issued by the secretary of the Company, with such notice being served not less than 90 nor more than 120 days before the meeting.

Section 2.6 provides that a majority of the total authorized number of directors shall constitute a quorum for the transaction of business by the Board.

Section 2.9 provides that except as otherwise required by law, the Company’s articles of incorporation or the Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Section 2.9 further provides that except as otherwise required by law, the articles of incorporation or the Bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 3.2 provides that the number of directors shall be determined from time to time solely by resolution of the Board.

Sections 8.1 and 8.2 set forth the indemnity provision in accordance with the Nevada Revised Statutes which provide for indemnification and advancement of expenses to present and former officers and directors.

The foregoing description is qualified in its entirety by the Bylaws which are attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Bylaws of Innovative Payment Solutions, Inc. dated May 1, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE PAYMENT SOLUTIONS, INC.

Date: May 6, 2021	By:	/s/ William Corbett
		Name:	William Corbett
		Title:	Chief Executive Officer

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